FORM 4

      [ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. SEE Instruction 1(b).

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

OMB APPROVAL
OMB NUMBER: 3235-0287
EXPIRES: April 30,1997
ESTIMATED AVERAGE BURDEN
HOURS PER RESPONSE: 0.5
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1. Name and Address of Reporting Person


FRITZ                         WILLIAM                        E.
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(Last)                        (First)                     (Middle)


                     2201 SECOND AVENUE, STE 600
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                              (Street)


FORT MYERS                      FL                        33901
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(City)                        (State)                     (Zip)

   NEOMEDIA TECHNOLOGIES, INC. (NEOM)
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2. Issuer Name and Ticker or Trading Symbol


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3. IRS or Social Security Number or Reporting Person (Voluntary)

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4. Statement for Month/Year

  12/96
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5. If Amendment, Date of Original     (Month/Year)



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6. Relationship of Reporting Person to Issuer (Check all applicable)

   [X] Director                           [X] 10% Owner
   [X] Officer (give title below)         [ ] Other (specify below)

                                    SECRETARY
                                    ---------
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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                                                                                    6. OWNERSHIP     7. NATURE OF
                                                                            5. AMOUNT OF SECURITIES    FORM:            INDIRECT
1. TITLE OF   2. TRANSACTION     3. TRANSACTION 4. SECURITIES ACQUIRED (A)     BENEFICIALLY OWNED      DIRECT (D) OR    BENEFICIAL
   SECURITY      DATE               CODE           OR DISPOSED OF (D)          AT END OF MONTH         INDIRECT (I)     OWNERSHIP
   (INSTR. 3)    (MONTH/DAY/YEAR)   (INSTR. 8)     (INSTR. 3, 4, AND 5)        (INSTR. 3 AND 4)        (INSTR. 4)       (INSTR. 4)
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                                    Code  V       Amount  (A) or (D)  Price
                                    ---- ---      ------   -------- --------
Common Stock       12/96              G           1,000       D                 1,687,209                 I              (1)(2)


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

TABLE II-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
                                                                                                        5. NUMBER OF DERIVATIVE
                                                                                                           SECURITIES ACQUIRED
1. TITLE OF DERIVATIVE   2. CONVERSION OR EXERCISE         3. TRANSACTION DATE     4. TRANSACTION          (A) OR DISPOSED OF (D)
   SECURITY (INSTR. 3)      PRICE OF DERIVATIVE SECURITY      (MONTH/ DAY/ YEAR)      CODE (INSTR. 8)      (INSTR. 3, 4, AND 5)
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                                                                                      Code    V                (A)        (D)
                                                                                      ----   ---               ---      ------

Common Stock purchase                   $7.375                    12/96                G                                1,000
Warrant


TABLE II-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALY OWNED--(CONTINUED)
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
                                                                                          10. OWNERSHIP
                                                                                              FORM OF
                           7. TITLE AND                                                       DERIVATIVE           11. NATURE OF
                              AMOUNT OF         8. PRICE OF    9. NUMBER OF                   SECURITY:                INDIRECT
6. DATE EXERCISABLE           UNDERLYING           DERIVATIVE     DERIVATIVE SECURITIES       DIRECT (D) OR            BENEFICIAL
   AND EXPIRATION DATE        SECURITIES           SECURITY       BENEFICIALLY OWNED AT       INDIRECT (I)             OWNERSHIP
   (MONTH/DAY/YEAR)           (INSTR. 3 AND 4)     (INSTR. 5)     END OF MONTH (INSTR. 4)     (INSTR. 4)               (INSTR. 4)
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                                        Amount
 Date           Expiration             or Number
 Exercisable    Date         Title     of Shares
------------    ----------   ------    ---------

                             Common
 11/25/96       11/25/2001    Stock     1,000                         0                            I                     (2)


EXPLANATION OF RESPONSES:

(1) 1,511,742 shares are owned by a limited partnership, and 58,489 shares are owned by each of 3 separate trusts, of which the reporting person is a trustee. The reporting person disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.
(2) The common stock, and the common stock purchase warrants were owned by a corporation, of which the reporting person was a controlling stockholder.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. Sec. 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



/s/ WILLIAM E. FRITZ                              06/15/1998
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** Signature of Reporting Person                    Date


Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                                     FORM 4
                              (Continuation Sheet)


Item 1.   Name:





Item 2.   Issuer:

Item 3.   Social Security Number:

Item 4.   Statement of Month of:
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Explanation of Responses:

Table 1:










Table 2:










THE FILING OF THIS STATEMENT SHALL NOT BE CONSTRUED AS AN ADMISSION THAT THE REPORTING PERSON IS, FOR THE PURPOSES OF SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THE BENEFICIAL OWNER OF ANY EQUITY SECURITIES COVERED BY THIS STATEMENT.